Exhibit 99.1

PRESS RELEASE	eLoyalty Corporation
150 Field Drive, Suite 250
Lake Forest, Illinois 60045
Contact:
eLoyalty Corporation	www.eloyalty.com
Chris Min, Vice President and Chief Financial Officer
(847) 582-7222	t 847.582.7000
ir@eloyalty.com	f 847.582.7001

eLoyalty Announces New Behavioral AnalyticsTM Contracts

Managed Services Backlog is expected to reach nearly $73 million at year end

LAKE FOREST, IL, January 7, 2008 – eLoyalty Corporation (Nasdaq: ELOY), a leading enterprise CRM services and solutions company, today announced that it has recently signed two additional Behavioral Analytics™ contracts: a Deployment contract with a national utility company and an Assessment contract with a very large HMO.

These new contracts bring eLoyalty’s fourth quarter Behavioral Analytics™ contract activity to a record of 4 new Deployment contracts and 6 new Assessment contracts. As of the end of the fourth quarter, the company has a record 30 Behavioral Analytics™ customers: 16 in Deployment and 14 in Assessment.

Both of these contracts are new applications of Behavioral Analytics™: the utility application is to use the analysis of large volumes of customer calls to enhance customer experience and improve business processes; the Assessment for the HMO is to analyze a significant number of member calls to identify ways to improve Disease Management outcomes.

eLoyalty currently expects its Managed Services Backlog to increase to a record of approximately $73 million at the end of the fourth quarter. Based on the increases in Managed Services Backlog, the company currently expects that its first quarter 2008 Managed Services revenue will grow to a record of approximately $10.8 million.

About eLoyalty

eLoyalty helps its customers achieve breakthrough results with revolutionary analytics and advanced technologies that drive continuous business improvement. With a long track record of delivering proven solutions for many of the Fortune 1000, eLoyalty’s offerings include Behavioral Analytics™, Integrated Contact Solutions and Consulting Services, aligned to enable focused business transformation. For more information about eLoyalty, visit www.eloyalty.com or call 877-2ELOYAL.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in eLoyalty’s Form 10-K and other filings with the U.S. Securities and Exchange Commission. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. eLoyalty does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.